Exhibit 99.1

First National Corporation Announces Increase in

Cash Dividend for 10th Consecutive Year

STRASBURG, Va., November 15, 2024 (GLOBE NEWSWIRE) -- The Board of Directors of First National Corporation (the “Company”) (Nasdaq: FXNC) declared a quarterly cash dividend of $0.155 per share on November 13, 2024, a 3% increase compared to the quarterly dividend paid on September 13, 2024. This is the tenth consecutive year the Company has increased its dividend to shareholders. The dividend is payable on December 13, 2024, to shareholders of record as of November 29, 2024.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank (the “Bank”), a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, three loan production offices, a customer service center in a retirement community, and thirty-three bank branch office locations located throughout the Shenandoah Valley, the central regions of Virginia, the Roanoke Valley, the city of Richmond, and in northern North Carolina. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. The Bank also owns First Bank Financial Services, Inc., which owns an interest in an entity that provides title insurance services.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain information contained in this communication may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts, and other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. For details on factors that could affect expectations, future events, or results, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and most recent Quarterly Report on form 10-Q and other filings with the Securities and Exchange Commission (the “SEC”).

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com